Exhibit 99.1

December 31, 2008

John Doumitt
63 Flintlock Lane
Bell Canyon, CA 91307

Dear John:

This employment letter agreement is an amendment and restatement of your offer letter, dated October 10, 2007, in which you were offered the position of Executive Vice President, General Manager – Transfusable Products at HemaCare Corporation, a position reporting directly to the Chief Executive Officer.  Your offer letter of October 10, 2007 must be amended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”), which governs certain nonqualified deferred compensation arrangements.

The following summarizes the particulars of this employment letter agreement:

Title:  Chief Executive Officer, General Manager – Transfusable Products

Annual Salary:  A base salary of $250,000 per year, with annual reviews. Car allowance shall be paid monthly at the rate of $1,000.00 per month.

Stock Options:  Your most recent grant was on October 1, 2008 for 75,000 shares, vesting in 20% increments in October, 2009, 2010, 2011, 2012, and 2013.  These shares were priced at the close on October 1, 2008. If you leave the company for any reason, you will have up to the earlier of (i) three months from the last day of your employment, or (ii) the expiration date of the original option term, in which to exercise any options that may have vested during your employment.  All of your options would vest at the time of a sale of the company.  From time to time you may be awarded additional options based on their availability in our stockholder approved plan and your performance.

Bonus:  Up to 40% of the base annual salary (starting in 2004) for achieving specified goals determined by the Chief Executive Officer.  The bonus structure will typically put 100% of your bonus at risk; bonuses are paid in March of the calendar year immediately following the year to which such bonus relates.

Severance:  If your employment is terminated by the company without "Cause" and where such termination also constitutes a "separation from service" within the meaning of Code Section 409A, then the company will pay you severance equal to three months of your base annual salary.  Any severance payments set forth herein, shall only be payable by the company if (i) you deliver to the company an executed general release (in a form acceptable to the company) of all claims in relation to your employment, (ii) you do not revoke such release, and (iii) the release is effective within sixty (60) days from your termination of employment.  Subject to the foregoing, severance payments shall be paid in pro-rata monthly installments commencing on the fifteenth (15th) day following the 60-day period in which you are required to execute and not revoke the general release to the company.  For

Exhibit 99.1

purposes of this employment letter agreement, the term "Cause" shall mean (i) the commission of an act or omission that would constitute a felony, or which involves dishonesty, disloyalty, or fraud with respect to the company or any of its customers or suppliers; (ii) negligence or malfeasance; (iii) breach of fiduciary duties to the company; (iv) disclosure of confidential information; (v) drug, alcohol, or other substance abuse; (vi) neglect of duties to the company; and (vii) any other act or omission which could reasonably be expected to adversely affect the company's business, financial condition, prospect or reputation or your performance of duties to the company.  In each of the foregoing subclauses of (i) through (vii), whether or not a "Cause" event has occurred will be determined by the company's board of directors in its sole discretion and the board's determination shall be conclusive, final and binding.  Notwithstanding any provision in this employment letter agreement to the contrary, if you are paid severance and/or severance-related benefits under this employment letter agreement, then you shall not be paid any severance pay and/or severance-related benefits under any other agreement with the company, including, without limitation, your Amended and Restated Change of Control Agreement, dated December 31, 2008.

Benefits:  You will receive the standard health plans and other employee benefits, including 24 days of paid time off (on an annual basis accruing bi-weekly.

If, upon your "separation from service" within the meaning of Code Section 409A, you are then a "specified employee" (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this employment letter agreement until the earlier of (i) ten (10) days after the company receives notification of your death, or (ii) the first business day of the seventh month following your separation from service.  Any such delayed payments shall be made without interest.

We look forward to your continued service to HemaCare and appreciate the contributions you have made toward our success.  To accept the terms of this amended and restated employment letter agreement, please sign below and return to the Director of Human Resources, within five business days of receipt.

Sincerely,	Accepted:

/s/ Julian Steffenhagen	/s/ John Doumitt
Julian Steffenhagen	John Doumitt
Chairman of the Board